UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007 enherent Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23315	13-3914972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 795-1290

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2007, the Company’s stockholders approved an amendment and restatement of the Company’s 2005 Stock Incentive Plan (the “Plan”). The purpose of the amendment and restatement of the Plan was to increase the size of the options granted to our non-employee directors under the Plan. Previously, at the time a non-employee director was first elected to the Board, the director was awarded an option to purchase 30,000 shares of our stock. In addition, on the date of the Annual Meeting, each continuing non-employee director was previously awarded an option to purchase 30,000 shares of stock, unless the director already received an option on that date as a newly elected director. As a result of the amendment and restatement of the Plan, commencing with the grants made in connection with the 2007 Annual Meeting, each continuing non-employee director will be awarded an option to purchase 50,000 shares of stock, unless the director already received an option on that date as a newly elected director. In addition, new directors will be awarded an option to purchase 50,000 shares of our stock at the time a non-employee director is first elected to the Board.

Item 9.01.	Financial Statements and Exhibits.

10.1	2005 Stock Incentive Plan, as amended and restated as of May 24, 2007 (Incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed April 24, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

Date: May 30, 2007	By:	/s/ Pamela Fredette
Pamela Fredette
Chairman, Chief Executive Officer and President